Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ELECTS SCHUBERT

TO BOARD OF DIRECTORS

ST. LOUIS, MO — August 1, 2011 — Isle of Capri Casinos, Inc. (NASDAQ:ISLE) announced today the election of Scott E. Schubert to the Board of Directors effective immediately. The election fills the vacancy created when a Board member resigned on May 4, 2011.

Schubert, 58, has been a member of the Board of Directors of Sonus Networks, Inc. since February 2009 where he currently serves as chairman of the audit committee and as a member of the corporate development and investment committee. He previously served as chief financial officer of TransUnion LLC, as well as chief financial officer and, prior to that, executive vice president of corporate development of NTL, Inc. (now known as Virgin Media, Inc.). From 1999 to 2003, Schubert held the position of chief financial officer of Williams Communications Group, Inc.

Schubert also served as head of BP Amoco’s Global Financial Services, leading the initial integration of BP and Amoco’s worldwide financial operations following the merger of the two companies.

“I am pleased to welcome Scott to the Board of Directors,” said Virginia McDowell, the Company’s president and CEO. “Scott brings extensive executive management, finance and leadership experience to our Board and he is committed to enhancing shareholder value consistent with the longstanding values of our Company.  We believe that his background and experiences will be an excellent addition to the Board of Directors.”

The appointment is pending necessary gaming regulatory approvals.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. The Company and its partner, Nemacolin Woodlands Resort, were selected to be awarded a “resort license” for a casino at Nemacolin Woodlands Resort in Pennsylvania. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

For Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer, 314.813.9327, dale.black@islecorp.com

Jill Alexander, Senior Director Corporate Communication, 314.813.9368, jill.alexander@islecorp.com

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